August 14, 2007

The Beard Company

Enterprise Plaza, Suite 320

5600 North May Avenue

Oklahoma City, OK 73112

Re:    Registration of additional securities under The Beard Company 2005 Deferred Compensation Plan;

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by The Beard Company (the “Company”) with the Securities and Exchange Commission in connection with the proposed issuance of an additional 200,000 shares of its common stock, par value $0.0006665 per share (the “Additional Common Stock”), pursuant to the terms of The Beard Company 2005 Deferred Compensation Plan (the “Plan”).

We have also examined the Company's Restated Certificate of Incorporation, Bylaws, the Plans, resolutions of the Board of Directors and stockholders of the Company and such other Company records, instruments, certificates and documents as we considered necessary or appropriate to enable us to express this opinion.

Based upon the foregoing, we are of the opinion that the Additional Common Stock to be issued under the Plan has been duly authorized for issuance and, when issued and delivered in accordance with the respective Plan, will constitute validly issued, fully paid and nonassessable shares of the Company.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ McAFEE & TAFT A PROFESSIONAL CORPORATION

McAfee & Taft A Professional Corporation